UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 8, 2013

Arrowhead Research Corporation

(Exact name of registrant as specified in its charter)

0-21898
(Commission File Number)

Delaware		46-0408024
(State or other jurisdiction of incorporation)		(IRS Employer Identification No.)

225 South Lake Avenue, Suite 1050, Pasadena, CA 91101

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (626) 304-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entry into a Material Definitive Agreement.

The disclosure set forth below under Item 3.02 is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

On October 8, 2013, Arrowhead Research Corporation (the “Company”) entered into a Securities Purchase Agreement with certain institutional investors (the “Purchasers”), pursuant to which the Company agreed to issue and sell an aggregate of 3,071,672 shares of common stock, $0.001 par value per share (the “Shares”), at a purchase price of $5.86 per share, and 46,000 shares of Series C Convertible Preferred Stock (the “Preferred Shares”), at a purchase price of $1,000 per share. The Preferred Shares are convertible into shares of common stock at an initial conversion price of $5.86 per share of common stock. The aggregate purchase price to be paid by the Purchasers for the Shares and Preferred Shares was $64,000,000 and the Company expects to receive net proceeds of approximately $60,000,000, after advisory fees and offering expenses. The closing of the sale of the Shares and Preferred Shares is expected to occur on October 11, 2013.

The Securities Purchase Agreement requires the Company to register the resale of the Shares and the Common Stock underlying the Preferred Shares (the “Conversion Shares”). The Company is required to prepare and file a registration statement with the Securities and Exchange Commission within 30 days of the closing of the offering, and to use commercially reasonable efforts to have the registration statement declared effective within 90 days if there is no review by the Securities and Exchange Commission, and within 120 days in the event of such review.

The Shares and Preferred Shares were offered and sold without registration under the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws, in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder. The Shares, Preferred Shares and Conversion Shares (collectively, the “Securities”) may not be offered or sold in the United States without an effective registration statement or pursuant to an exemption from applicable registration requirements. Neither this Current Report on Form 8-K, nor the exhibits attached hereto is an offer to sell or the solicitation of an offer to buy the Securities.

The Preferred Shares are convertible at the option of the stockholder into the number of shares of common stock determined by dividing the stated value of the Preferred Shares being converted by the conversion price of $5.86, subject to adjustment for stock splits, reverse stock splits and similar recapitalization events. The Company will not effect any conversion of the Preferred Shares, and a stockholder shall not have the right to convert any portion of the Preferred Shares, to the extent that, after giving effect to the conversion such stockholder would beneficially own in excess of the Beneficial Ownership Limitation. The “Beneficial Ownership Limitation” is 9.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon conversion of Preferred Shares held by the applicable stockholder. By written notice to the Company, a Purchaser may from time to time increase or decrease the Beneficial Ownership Limitation applicable to that purchaser to any other percentage not in excess of 19.99% specified in such notice; provided that any such increase will not be effective until the sixty-fifth (65th) day after such notice is delivered to the Company. The Preferred Shares are eligible to vote with the common stock of the Company on an as-converted basis, but only to the extent that the Preferred Shares are eligible for conversion without exceeding the Beneficial Ownership Limitation. The Preferred Shares are entitled to receive dividends on a pari passu basis with the common stock, when, and if declared. In any liquidation or dissolution of the Company, the Preferred Shares are entitled to participate in the distribution of assets, to the extent legally available for distribution, on a pari passu basis with the common stock.

Jefferies LLC (“Jefferies”) and Piper Jaffray & Co. (“Piper”) have acted as placement agents in connection with the Offering. The Company expects to pay to Jefferies and Piper a transaction fee equal to 6.0% of the aggregate gross proceeds received from the Offering or approximately $3.8 million.

The above description of the material terms of the offering is qualified in its entirety by reference to the Securities Purchase Agreement attached hereto as Exhibit 10.1, which is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the private placement described in Item 3.02, the Company’s board of directors approved the Certificate of Designation Preferences, Rights and Limitations of Series C Convertible Preferred Stock in the Form attached hereto as Exhibit 3.1. The material terms of the Series C Preferred Stock are described in Item 3.02 and are incorporated herein by reference. The Company expects to file the Certificate of Designation with the Secretary of State of Delaware on or about October 10, 2013.

Item 8.01	Other Events.

On October 8, 2013, the Company issued the press release attached hereto as Exhibit 99.1 regarding the private placement described in Item 3.02. A copy of the press release is attached as Exhibit 99.1.

On October 8, 2013, the Company issued the press release attached hereto as Exhibit 99.2 announcing initial data from its Phase 1 clinical trial of ARC-520, the Company’s RNAi-based candidate against chronic hepatitis B virus infection. A copy of the press release is attached as Exhibit 99.2.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Form of Certificate of Designation Preferences, Rights and Limitations of Series C Convertible Preferred Stock

10.1	Securities Purchase Agreement, dated October 8, 2013, between the Company and the purchasers listed thereon.

99.1	Press Release, dated October 8, 2013

99.2	Press Release, dated October 8, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 9, 2013

ARROWHEAD RESEARCH CORPORATION

By:	/s/ Kenneth Myszkowski
Kenneth Myszkowski Chief Financial Officer